FOR IMMEDIATE RELEASE
April 29, 2013

CONTACT: Eric Amig
(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK
ANNOUNCES FIRST QUARTER 2013 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“Bank”) today released its unaudited financial highlights for the quarter ended March 31, 2013.

“After strong results through 2012, including a particularly productive first quarter last year, the Federal Home Loan Bank of New York has continued to perform well in 2013,” said Alfred A. DelliBovi, president and CEO of the Bank. “Our solid results for the first quarter of 2013 reflect the ongoing importance of our advances bank model. As a stable source of funding for our members, we are able to support their mission of meeting the responsible banking needs of the communities they serve.”

Highlights from the first quarter of 2013 include:

•	Net income for the quarter was $70.0 million, a decrease of $31.9 million, or 31 percent, from net income of $101.9 million for the first quarter of 2012. Return on average equity (“ROE”) for the quarter was 5.28 percent, compared to ROE of 8.17 percent for the first quarter of 2012. The decline in net income was primarily driven by declines in net interest income and net realized and unrealized gains on derivatives and hedging activities during the quarter. Net interest income was lower by $18.1 million in the first quarter of 2013 as compared to the first quarter of 2012. Additionally, net realized and unrealized gains on derivatives and hedging activities during the first quarter of 2013 were $1.4 million, as compared to $24.2 million in the first quarter of 2012.

•	As of March 31, 2013, total assets were $101.9 billion, a decrease of $1.1 billion, or one percent, from total assets of $103.0 billion at December 31, 2012. As of March 31, 2013, advances were $71.7 billion, a decrease of $4.2 billion, or 5.5 percent, from $75.9 billion at December 31, 2012.

•	As of March 31, 2013, total capital was $5.4 billion, a decrease of $100 million, or two percent, from December 31, 2012. The Bank’s unrestricted retained earnings grew during the quarter by $3.2 million to $800.8 million as of March 31, 2013. The Bank also increased its restricted retained earnings by $14 million during the quarter to $110.2 million as of March 31, 2013. At March 31, 2013, the Bank met its regulatory capital-to-assets ratios and liquidity requirements.

The Bank currently expects to file its Form 10-Q for the first quarter of 2013 with the U.S. Securities and Exchange Commission on or before May 10, 2013.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The FHLB of New York currently serves over 330 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the Federal Home Loan Banks is to support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.